Exhibit 99

FOR IMMEDIATE RELEASE

Marine Products Corporation Reports Fourth Quarter and Annual Results

ATLANTA, February 7, 2007 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2006. Marine Products Corporation is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, SSX Sportdecks, Signature Cruisers, and outboard sport fishing boats by Robalo.

 For the quarter ended December 31, 2006, Marine Products generated net sales of $55,680,000, a 2.1 percent decrease compared to $56,873,000 last year. The decrease in net sales was due to a 4.5 percent decrease in the number of boats sold, partially offset by a slight increase in average gross selling price per boat of 0.4 percent. Unit sales decreased in most product lines, which was partially offset by increased unit sales of higher-priced SSi Sportboats. Gross profit for the quarter was $11,748,000, or 21.1 percent of net sales, compared to $13,153,000, or 23.1 percent of net sales, in the prior year. The decrease in gross profit as percent of net sales was primarily the result of increased raw materials costs which were not completely offset by model year price increases, and manufacturing inefficiencies due to lower production volumes.

 Operating income for the quarter was $4,377,000, a 16.2 percent decrease compared to the fourth quarter last year due to lower gross profit partially offset by lower selling, general and administrative expenses. These expenses decreased due to decreased incentive compensation, which varies with sales and profitability, and lower public company compliance costs, partially offset by higher warranty expense. Operating income was 7.9 percent of net sales for the quarter compared to 9.2 percent of net sales in the prior year.

 Net income for the quarter ended December 31, 2006was $3,687,000, an 11.9 percent decrease compared to $4,185,000 in the prior year. Net income decreased due to lower operating income and a higher effective tax rate, partially offset by higher interest income. Diluted earnings per share for the quarter were $0.09, 18.2 percent lower than in the prior year.

 Net sales for the twelve months ended December 31, 2006 were $261,378,000, a 3.9 percent decrease compared to 2005. Net income for the year decreased 22.5 percent to $20,314,000 or $0.52 diluted earnings per share compared to $26,223,000 or $0.65 diluted earnings per

4th Quarter and Annual 2006 Press Release

share last year. Diluted earnings per share decreased because of lower operating income, partially offset by higher interest income.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “We have entered the winter boat show season, which is a very important time to assess consumer demand for the upcoming retail selling season. Thus far, indications are consistent with our earlier opinion that consumer demand is lower than this time last year. Our market share has held firm, and we continue to focus on larger boats, as evidenced by the higher unit sales of larger SSi Sportboats in the fourth quarter. We also continue to focus on innovation and development of new products. Our new SSX Sportdecks are selling well this year, and we plan to introduce a 40 foot Chaparral Yacht for the 2008 model year.

 Hubbell continued, “Our response to this industry environment is to establish production levels necessary to maintain reasonable dealer inventories and order backlog, which will prepare us to capture market share when industry conditions improve. As we move into 2007, we will work with our dealers to closely monitor retail activity, consumer confidence, fuel prices, and other indicators of retail demand, and prepare to react swiftly to available opportunities.”

 Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to strategically increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

 Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our assessment of consumer demand for the upcoming retail selling season, our plan to introduce a 40 foot Chaparral Yacht in the 2008 model line, our ability to adjust production to maintain dealer inventories and backlog at appropriate levels, and our ability to capitalize on opportunities to increase market share, generate superior financial performance and build shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions, increased interest rates, unanticipated changes in consumer demand and preferences, deterioration in the quality of Marine Products' network of independent boat dealers or

4th Quarter and Annual 2006 Press Release

availability of financing of their inventory, our ability to insulate our financial results against increasing commodity prices, the impact of rising gasoline prices on consumer demand for our products, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K for the year ending December 31, 2005 filed with the Securities and Exchange Commission, and its other SEC filings.

For information about Marine Products Corporation, please contact:

Ben M. Palmer
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

Jim Landers
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

4th Quarter and Annual 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months

	2006	2005	BETTER (WORSE)	2006	2005	BETTER (WORSE)

Net Sales	$ 55,680	$ 56,873	(2.1)%	$ 261,378	$ 272,057	(3.9)%

Cost of Goods Sold	43,932	43,720	(0.5)	201,971	202,936	0.5

Gross Profit	11,748	13,153	(10.7)	59,407	69,121	(14.1)

Selling, General and Administrative Expenses	7,371	7,932	7.1	32,474	33,557	3.2

Operating Income	4,377	5,221	(16.2)	26,933	35,564	(24.3)

Interest Income	804	355	126.5	2,502	1,330	88.1

Income Before Income Taxes	5,181	5,576	(7.1)	29,435	36,894	(20.2)

Income Tax Provision	1,494	1,391	(7.4)	9,121	10,671	14.5

NET INCOME	$ 3,687	$ 4,185	(11.9)%	$ 20,314	$ 26,223	(22.5)%

EARNINGS PER SHARE
Basic	$ 0.10	$ 0.11	(9.1)%	$ 0.54	$ 0.69	(21.7)%

Diluted	$ 0.09	$ 0.11	(18.2)%	$ 0.52	$ 0.65	(20.0)%

AVERAGE SHARES OUTSTANDING
Basic	37,315	37,185		37,339	38,016

Diluted	38,945	39,053		38,978	40,117

4th Quarter and Annual 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(in thousands)

	2006	2005

ASSETS
Cash and cash equivalents	$ 54,456	$ 37,602
Marketable securities	652	1,323
Accounts receivable, net	2,980	3,662
Inventories	29,556	26,856
Income taxes receivable	834	2,528
Deferred income taxes	3,244	3,079
Prepaid expenses and other current assets	1,873	1,343

Total current assets	93,595	76,393

Property, plant and equipment, net	16,641	17,252
Goodwill	3,308	3,308
Marketable securities	3,715	5,893
Deferred income taxes	1,449	1,126
Other assets	5,471	4,833

Total assets	$ 124,179	$ 108,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 3,455	$ 3,461
Accrued expenses and other liabilities	13,634	11,591

Total current liabilities	17,089	15,052
Pension liabilities	4,670	4,923
Other long-term liabilities	1,019	1,142

Total liabilities	22,778	21,117

Common stock	3,791	3,770
Capital in excess of par value	13,453	16,364
Deferred compensation	—	(3,540)
Retained earnings	84,875	72,192
Accumulated other comprehensive loss	(718)	(1,098)

Total stockholders’ equity	101,401	87,688

Total liabilities and stockholders’ equity	$ 124,179	$ 108,805

Certain prior year balances have been reclassified to conform with current year presentation.

4th Quarter and Annual 2006 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31, (Unaudited)	(in thousands)

	2006	2005

Operating Activities:
Net income	$ 20,314	$ 26,223
Depreciation, amortization and other non-cash charges	3,644	3,018
Other net changes in operating activities	39	(9,875)

Net cash provided by operating activities	23,997	19,366

Investing Activities:
Capital expenditures	(1,667)	(1,118)
Other investing activities	3,018	(905)

Net cash provided by (used for) investing activities	1,351	(2,023)

Financing Activities:
Payment of dividends	(7,630)	(6,073)
Cash paid for common stock purchased and retired	(1,337)	(20,627)
Other financing activities	473	344

Net cash used for financing activities	(8,494)	(26,356)

Net increase (decrease) in cash and cash equivalents	16,854	(9,013)
Cash and cash equivalents at beginning of period	37,602	46,615

Cash and cash equivalents at end of period	$ 54,456	$ 37,602